Exhibit 99.1
Blue Capital Reinsurance Holdings Reports First Quarter 2019 Financial Results

HAMILTON, Bermuda - May 2, 2019 - Blue Capital Reinsurance Holdings Ltd. (NYSE:BCRH) (the "Company"), a Bermuda holding company that, through its operating subsidiaries, offers collateralized reinsurance in the property catastrophe market and invests in various insurance-linked securities, today reported its financial results for the first quarter of 2019.

The Company recorded net income of $1.8 million ($0.21 per share) for the three months ended March 31, 2019. The Company’s fully converted book value per common share was $10.38 at March 31, 2019, reflecting a 2.0% increase for the quarter inclusive of dividends declared.

Reinsurance premiums written for the current quarter were $5.4 million, decreasing by $7.1 million over the same period a year ago. The decrease was a result of a smaller available capital base and a shift to quota share contract business in which written premiums are recognized as premiums are earned throughout the contract period rather than at the contract's inception date.

The combined ratio for the current quarter was 82.5% compared to 98.0% in the same period a year ago. The improvement in the current period's combined ratio was driven by significantly lower loss and loss adjustment expense ratios partially offset by higher acquisition and general and administrative expense ratios. The current quarter's loss and loss adjustment expenses of $1.9 million compared favorably to the $4.5 million of loss and loss adjustment expenses reported a year ago, which were elevated due to an increase in estimated losses related to Hurricane Irma. Reinsurance acquisition costs for the current quarter of $2.0 million were modestly higher than the $1.9 million reported a year ago and the acquisition expense ratio increased as a result of the shift in the concentration to quota share business which exhibits higher levels of commissions. General and administrative expenses for the current quarter were $1.0 million compared to $1.1 million a year ago due to lower management fees in the current quarter.

During the first quarter of 2019, the Company declared a regular dividend of $0.15 per common share, which was paid on April 15, 2019.

Michael J. McGuire, Chairman and CEO, commented: "I am pleased with our first quarter results which delivered increased net income year over year, growth in book value per share inclusive of dividends of 2% and a combined ratio of 82.5%. During the January 1st renewals we maintained our strong partnership with Sompo International and deployed all of our available capital into quota share contract business with attractive risk adjusted return potential. We continue to maintain our underwriting discipline and expect to remain cautious in our approach to capital deployment during remaining 2019 renewals."

About the Company

Blue Capital Reinsurance Holdings Ltd., through its operating subsidiaries, offers collateralized reinsurance in the property catastrophe market, leveraging underwriting expertise and infrastructure from established resources. Underwriting decisions, operations and other management services are provided to the Company by Blue Capital Management Ltd., a subsidiary of Sompo International Holdings Ltd. (a wholly owned subsidiary of Sompo Holdings, Inc.), a recognized global specialty provider of property and casualty insurance and reinsurance and a leading property catastrophe and short tail reinsurer since 2001. Additional information can be found in the Company's public filings with the U.S. Securities and Exchange Commission or at www.bcapre.bm.

Contacts
Investor Relations
Phone: +1 441 278 0988
Email: investorrelations@Sompo-Intl.com

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include, and the Company may make related oral forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements that include the words "should," "would," "expect," "estimates", "intend," "plan," "believe," "project," "target," "anticipate," "seek," "will," "deliver," and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, but are not limited to, the effects of competitors’ pricing policies, greater frequency or severity of claims and loss activity, changes in market conditions, decreased demand for property and casualty reinsurance, changes in the availability, cost or quality of reinsurance or retrocessional coverage, our inability to renew business previously underwritten or acquired, uncertainties in our reserving process, changes to our tax status, reduced acceptance of our existing or new products and services, a loss of business from and credit risk related to our broker counterparties, assessments for high risk or otherwise uninsured individuals, possible terrorism or the outbreak of war, a loss of key personnel, political conditions, changes in insurance regulation, operational risk, including the risk of fraud and errors and omissions, as well as technology breaches or failure, changes in accounting policies, our investment performance, the valuation of our invested assets, a breach of our investment guidelines, potential treatment of us as an investment company or a passive foreign investment company for purposes of U.S. securities laws or U.S. federal taxation, respectively, our dependence as a holding company upon dividends or distributions from our operating subsidiaries, the unavailability of capital in the future, developments in the world’s financial and capital markets and our access to such markets, government intervention in the insurance and reinsurance industry, illiquidity in the credit markets, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2018.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in the Company's most recent report on Form 10-K and other documents of the Company on file with the Securities and Exchange Commission. Any forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

The contents of any website referenced in this press release are not incorporated by reference herein.

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(In millions of U.S. dollars, except share amounts)

	March 31, 2019	December 31, 2018
Assets	(Unaudited)
Cash and cash equivalents	$1.8	$2.2
Reinsurance premiums receivable	7.8	8.9
Deferred reinsurance acquisition costs	—	0.1
Funds held by reinsured companies as collateral	131.9	150.4
Other assets	2.5	1.7
Total Assets	$144.0	$163.3
Liabilities
Loss and loss adjustment expense reserves	$38.6	$49.9
Unearned reinsurance premiums	0.3	0.8
Debt	4.0	4.0
Reinsurance balances payable	7.5	16.4
Other liabilities	2.4	1.5
Total Liabilities	52.8	72.6
Shareholders’ Equity
Common Shares	8.8	8.8
Additional paid-in capital	156.5	157.8
Retained deficit	(74.1)	(75.9)
Total Shareholders’ Equity	91.2	90.7
Total Liabilities and Shareholders’ Equity	$144.0	$163.3
Common shares outstanding (000s)	8,767	8,767
Common and common equivalent shares outstanding (000s)	8,784	8,784

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF NET INCOME AND COMPREHENSIVE INCOME
(In millions of U.S. dollars, except per share data)
Unaudited

	Three Months Ended March 31,
	2019	2018
Revenues
Reinsurance premiums written	$5.4	$12.5
Change in net unearned reinsurance premiums	0.5	(4.9)
Net reinsurance premiums earned	5.9	7.6
Net investment income	0.8	0.4
Total revenues	6.7	8.0
Expenses
Underwriting expenses:
Loss and loss adjustment expenses - current year	1.3	0.8
Loss and loss adjustment expenses - prior year	0.6	3.7
Acquisition costs	2.0	1.9
General and administrative expenses	1.0	1.1
Total expenses	4.9	7.5
Net income and comprehensive income	$1.8	$0.5
Per share data:
Basic and diluted earnings per Common Share	$0.21	$0.06
Dividends declared per Common Share and RSU	0.15	0.30
Insurance ratios:
Loss and loss adjustment expense ratio	31.2%	58.5%
Acquisition cost ratio	34.2%	24.7%
General and administrative expense ratio	17.1%	14.8%
Combined ratio	82.5%	98.0%
RSU = restricted share unit

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In millions of U.S. dollars)
Unaudited

	Total shareholders’ equity	Common Shares, at par value	Additional paid-in capital	Retained deficit
Balance at January 1, 2019	$90.7	$8.8	$157.8	$(75.9)
Net income	1.8	—	—	1.8
Dividends declared on Common Shares and RSUs	(1.3)	—	(1.3)	—
Balance at March 31, 2019	$91.2	$8.8	$156.5	$(74.1)

	Total shareholders’ equity	Common Shares, at par value	Additional paid-in capital	Retained deficit
Balance at January 1, 2018	$127.1	$8.8	$165.6	$(47.3)
Net income	0.5	—	—	0.5
Dividends declared on Common Shares and RSUs	(2.6)	—	(2.6)	—
Balance at March 31, 2018	$125.0	$8.8	$163.0	$(46.8)

BOOK VALUE AND FULLY CONVERTED BOOK VALUE PER COMMON SHARE(1)
Unaudited

	March 31, 2019	December 31, 2018	March 31, 2018
Book value per share numerator (in millions of U.S. dollars):
[A] Shareholders’ Equity (in millions of U.S. dollars)	$91.2	$90.7	$125.0
Book value per share denominators (in thousands of shares):
[B] Common Shares outstanding	8,767	8,767	8,761
Restricted Share Units outstanding	17	17	12
[C] Fully converted book value per common share denominator	8,784	8,784	8,773
Book value per common share [A]/[B]	$10.40	$10.34	$14.27
Fully converted book value per common share [A]/[C]	$10.38	$10.32	$14.25
Change in fully converted book value per common share:(2)
From December 31, 2018	2.0%
From March 31, 2018	(21.1)%
(1)         These measures constitute "non-GAAP financial measures" as defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company's results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company's business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.
(2)         Computed as the change in fully converted book value per common share plus common dividends declared of $0.15 and $0.75 during the three and twelve month periods ended March 31, 2019, respectively.

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
Natural Catastrophe Risk Management

The following discussion should be read in conjunction with the "Risk Factors" included in Item 1A of the Company’s 2018 Form 10-K, as filed with the Securities and Exchange Commission, in particular the risk factor entitled "Our stated catastrophe and enterprise-wide risk management exposures are based on estimates and judgments which are subject to significant uncertainties."

Exposure Management
 The Company’s Investment and Insurance Manager (the "Manager") monitors our net exposure to any one catastrophe loss event in any single zone within certain broadly defined major catastrophe zones at each treaty renewal date. The last major treaty renewal date was January 1, 2019. Our January 1, 2019 estimated net exposures by zone were in compliance with our underwriting guidelines. Namely, our estimated net exposure from any one catastrophe loss event in any individual zone was at or below 50% of our then-projected March 31, 2019 shareholders’ equity. These broadly defined major catastrophe zones are defined as follows:

North America:	Europe:	Rest of World:

U.S. - Northeast	Europe	Australia
U.S. - Southeast		New Zealand
U.S. - Florida		Japan
U.S. - Gulf		South America
U.S. - New Madrid
U.S. - Midwest
U.S. - California
U.S. - Hawaii
Canada - Eastern

Single Event Losses
 For certain defined natural catastrophe region and peril combinations, the Manager assesses the probability and likely magnitude of losses using a combination of industry third-party models, proprietary models and underwriting judgment. The Manager attempts to model the estimated net impact from a single event, taking into account contributions from property catastrophe reinsurance (including retrocessional business), property pro-rata reinsurance and event-linked derivative securities, offset by the net benefit of any reinsurance or derivative protections we purchase and the benefit of premiums.

On January 1, 2019 our estimated single event loss exposures were within our underwriting guidelines. Namely, the estimated net impact from any one catastrophe loss event (excluding earthquake) at the 1 in 100 year return period for any one zone did not exceed 35% of our then-projected March 31, 2019 shareholders’ equity, and the estimated net impact from any one earthquake loss event at the 1 in 250 year return period for any zone did not exceed 35% of our then-projected March 31, 2019 shareholders’ equity.

Updated Single Event Loss Projections
The table that follows details our estimated net impact from single event losses as of January 1, 2019 for selected zones at specified return periods using industry-recognized third-party vendor models. It is important to note that each catastrophe model we use contains its own assumptions as to the frequency and severity of loss events, and results may vary significantly from model to model.

Net Impact From Single Event Losses at Specified Return Periods

	Net Impact (Millions)	Return Period(1)	Percentage of March 31, 2019 Shareholders’ Equity
U.S. - Florida hurricane	$21	1 in 100 year	23%
Japan earthquake	9	1 in 250 year	10%
All other zones			less than 10%
(1)         A "100-year" return period can also be referred to as the 1.0% occurrence exceedance probability ("OEP"), meaning there is an estimated 1.0% chance in any given year that this level will be exceeded.  A "250-year" return period can also be referred to as the 0.4% OEP, meaning there is an estimated 0.4% chance in any given year that this level will be exceeded.

Our single event loss estimates represent snapshots as of the time of such estimates. The composition of our in-force portfolio may change materially at any time due to the acceptance of new policies, losses incurred, the expiration of existing policies and changes in our ceded reinsurance and derivative protections. There were no material changes made to the composition of our in-force portfolio from January 1, 2019 to March 31, 2019.